FAN OWNED CLUB

This Graphic Design Agreement (the **"Agreement"**) is entered into September 3, 2019 (the **"Effective Date"**), by and between Fan Owned Club(the **"Client"**) and Marcus Haslam, (the **"Designer"**), collectively "the **Parties.**"

1. **Project Description.** Client wishes to hire Designer to provide Graphic Design services. The specific documents requested and the requirements and details required in those documents as requested by Client are as follows (the "**Deliverables**"):

   Provide one thousand (1,000) hours of graphic design services including but not limited to the development of logos, marketing materials, uniform and merchandise design and other brand identity and assets as requested.

2. **Schedule.**
3. **Client Approval and Revisions**

   Timing and specifications will be determined on an case by case basis at the time of the request

4. **Payment.** The Parties agree to the following Payment and Payment Terms:

   Total Fee for Services: 50,000 shares in Fan Owned Club under terms enumerated in separate document: Exhibit E Restricted Stock Agreement

5. **Confidentiality.** During the course of this Agreement, it may be necessary for Client to share proprietary information, including trade secrets, industry knowledge, and other confidential information, to Designer in order for Designer to complete the Graphic Design services and Deliverables in their final form. Designer will not share any of this proprietary information at any time. Designer also will not use any of this proprietary information for his/her personal benefit at any time. This section remains in full force and effect even after termination of the Agreement by it's natural termination or the early termination by either party.

6. **Termination.** This Agreement shall automatically terminate upon Client's acceptance of the deliverables. This Agreement may otherwise be terminated at any time by either Party upon written notice to the other party. Client will be responsible for all costs and expenses incurred prior to the date of termination. Upon termination, Designer shall return all Client content, materials, and all copies of Deliverables to the Client at its earliest convenience, but in no event beyond thirty (30) days after the date of termination.

7. **Ownership Rights.** Client continues to own any and all proprietary information it shares with Designer during the term of this Agreement for the purposes of the Agreement. Designer has no rights to this proprietary information and may not use it except to complete the Graphic Design services. Upon completion of the Agreement, Client will own the final Graphic Design Deliverables.

   While Designer will customize Client's Graphic Design Deliverables to Client's specifications, Client recognizes that Graphic Designs generally can have a common structure and basis. Designer continues to own any and all template designs it may have created prior to this Agreement. Designer will further own any template designs it may create as a result of this Agreement.

8. **Representations and Warranties.**

   Designer. Designer represents and warrants that he/she has the right to enter into and perform this Agreement. Designer further represents and warrants that he/she has the right to utilize and distribute the designs created for Client and that such designs are not owned by anyone else to Designer's knowledge. In the event that Designer does not have these rights, Designer will repay any associated damages Client may experience or will take responsibility so that Client does not experience any damages.

   Client. Client represents and warrants that is has the rights to use any proprietary information, including, but not limited to trade secrets, trademarks, logos, copyrights, images, data, figures, content, and the like that it may provide to Designer to be included in this Website. In the event that Client does not have these rights, Client will repay any associated damages Designer may experience or will take responsibility so that Designer does not experience any damages.

9. **Disclaimer of Warranties.** Designer shall complete Graphic Design services for Client's purposes and to Client's specifications. DESIGNER DOES NOT REPRESENT OR WARRANT THAT SUCH DELIVERABLES WILL CREATE ANY ADDITIONAL PROFITS, SALES, EXPOSURE, BRAND RECOGNITION, OR THE LIKE. DESIGNER HAS NO RESPONSIBILITY TO CLIENT IF THE DELIVERABLES DO NOT LEAD TO CLIENT'S DESIRED RESULT(S).

10. **Limitation of Liability.** UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABILE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY DAMAGES RESULTING FROM ANY PART OF THIS AGREEMENT SUCH AS, BUT NOT LIMITED

TO, LOSS OF REVENUE OR ANTICIPATED PROFIT OR LOST BUSINESS, COSTS OF DELAY OR FAILURE OF DELIVERY.

11. **Severability.** In the event any provision of this Agreement is deemed invalid or unenforceable, in whole or in part, that part shall be severed from the remainder of the Agreement and all other provisions should continue in full force and effect as valid and enforceable.

12. **Legal Fees.** In the event of a dispute resulting in legal action, the successful party will be entitled to its legal fees, including, but not limited to its attorneys' fees.

13. **Legal and Binding Agreement.** This Agreement is legal and binding between the Parties as stated above. This Agreement may be entered into and is legal and binding both in the United States and throughout Europe. The Parties each represent that they have the authority to enter into this Agreement.

14. **Governing Law and Jurisdiction.** The Parties agree that this Agreement shall be governed by the State and/or Country in which both Parties do business. In the event that the Parties do business in different States and/or Countries, this Agreement shall be governed by Tennessee law.

15. **Entire Agreement.** The Parties acknowledge and agree that this Agreement represents the entire agreement between the Parties. In the event that the Parties desire to change, add, or otherwise modify any terms, they shall do so in writing to be signed by both parties.

The Parties agree to the terms and conditions set forth above as demonstrated by their signatures as follows (signature page follows):

FAN OWNED CLUB

"CLIENT"

Signed: [signature]

By: Steve Paris COO

Date: 9/3/2019

"DESIGNER"

Signed: [signature]

By: Marcus Haslam

Date: 9/3/2019